Exhibit 4.19

ASSIGNMENT OF RENTS AND LEASES

THIS ASSIGNMENT OF RENTS AND LEASES (this “Assignment”) is made this 29th day of June 2004 between SHOPSMITH, INC., an Ohio corporation (“Assignor”), and THE PROVIDENT BANK (“Assignee”).

A.	On even date herewith, Assignor has made and delivered its promontory note in the amount of Two Million and 00/100 Dollars ($2,000,000.00) (the “Note”), ‘ payable to the order of Assignee.

B.	This Assignment is executed and delivered as security for the payment of the Note, including all extensions and renewals thereof and for the performance by Assignor of the terms, covenants and conditions contained in the mortgage given by Assignor to Assignee, on even date herewith (the “Mortgage”).

NOW THEREFORE, in consideration of and as an inducement for the making of the loan evidenced by the Note, Assignor assigns, transfers and sets over to Assignee all of the right, title and interest of Assignor in and to all existing and future leases affecting all or any part of the real property (the “Property”) situate in the Montgomery County, Ohio being more particularly described on Exhibit A attached to this Assignment and made a part hereof and all modifications, renewals and extensions of those leases and all guarantees, if any, of the lessee’s obligations under those leases (the leases and guarantees, modifications, renewals and extensions being collectively referred to as the “Leases”), and, further, all of the right, title and interest of Assignor in and to all rents, income and profits arising from the use and occupancy of the Property (those rents, income and profits, including but not limited to those arising from the Leases, being collectively referred to’ as the “Rents”).

THIS ASSIGNMENT is a present and irrevocable assignment and is made for the purpose of securing the Note, the Mortgage, this Assignment, and any security agreements, guaranties, or other instruments of security executed now or in the future by Assignor for the purpose of further evidencing or securing all or part of the indebtedness evidenced by the Note, and payment of all sums advanced by assignee hereunder or under any of the “Loan documents”, as hereinafter defined, together with interest thereon at the “Interest Rate” or, if applicable, the “Default Rate”, each as defined in the Note (collectively, the “Secured obligations”). The Note, the Mortgage, this Assignment, and all such additional instruments are collectively referred to as the “Loan Documents.”

THIS ASSIGNMENT is made on the following additional terms, covenants and conditions:

1. As long as there shall exist no default by Assignor under this Assignment or with respect to any of the Secured Obligations which continues beyond any applicable period provided in the Loan Documents for curing the default (a “Default”). Assignor shall have the right to collect the Rents at the time of, but not more than one month prior to the date provided for the payment the same. Assignor, without the prior written consent of Assignee, will not cause or permit the leasehold estate under the Leases to merge with Assignor’s reversionary interest.

2. Upon or at any time after a Default, Assignee, without in any way waiving the Default, at its option, may take possession of the Property and have. hold, manage, lease and operate the same on such terms and for such period of time as Assignee may deem proper. This action may be taken without further notice and without regard to the adequacy of the security for assignee’s payment and performance of the Secured Obligations, either in person or by agent, with or without bringing any action or proceeding, or by a receiver appointed by a court. Additionally, Assignee, either with or without taking possession of the Property in its own name, may demand, sue for or otherwise collect and receive all Rents, including those past due and unpaid. Assignee shall have full power to make all alterations, renovations, repairs or replacements to the Property as may seem proper and to apply the Rents to the payment of: (a) all expenses of managing the Property, including, but not limited to, the salaries, fees and wages of a managing agent and such other employees as Assignee may deem necessary or desirable; all taxes, charges, claims, assessments, water rents, sewer rents, and any other liens’, premiums for all insurance whirls Assignee may deem necessary or desirable; the cost of all alterations, renovations, repairs or replacements, and all expenses incident to taking and retaining possession of the Properly; and all other expenses of operating and maintaining the Property; and (b) payment of the Secured Obligations, including any funds advanced by Assignee to perform any of Assignor’s Secured Obligations under the Loan Documents together with all costs and attorneys’ fees, in such order of priority as to any of the items mentioned in this Paragraph 2 as Assignee in its sole discretion may determine, The exercise by Assignee of one or more of its rights and remedies under this Assignment shall not be deemed or construed to make Assignee a mortgagee in possession. After any Default, all Rents received by Assignor shall be held by Assignor in trust for the benefit of Assignee. Any amounts received by assignor shall be turned over to Assignee with or without demand immediately upon receipt.

3. Assignee shill not be liable for any loss sustained by Assignor resulting from Assignee’s failure to let the Property after Default or from any other act or omission of Assignee either in collecting the Rents or, if Assignee shall have taken possession of the Property, in managing the Property after Default, unless the loss is caused by the willful misconduct and bad faith of Assignee. Further, Assignee shall not be obligated to perform or discharge any obligation under the Leases by reason of this Assignment. Assignor agrees to indemnify Assignee for, and to hold Assignee harmless from, any and all liability, loss or damage that may be incurred under the Leases or by reason of this Assignment, except for loss or damage due to the willful misconduct or bad faith of Assignee while in possession of the Property. This Assignment shall not operate to place responsibility for the control, care, management or repair of the Property upon Assignee, or for the carrying out of any of the terms and conditions of the Leases; nor shall it operate to make Assignee responsible or liable for any waste committed on the Property by the tenants or any other parties, or for any dangerous or defective condition of the Property, or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any tenant, licensee, employee or stranger.

4. The affidavit, certificate, letter or statement of any officer, agent or attorney of Assignee shall constitute conclusive evidence of the validity, effectiveness and continuing force of this Assignment, and may be relied upon by any lessee or other third person. Assignor authorizes and directs any future lessee or occupant of any part of the Property upon receipt from Assignee of written notice to the effect that Assignee is then the holder of the Note and Mortgage and that a Default exists, to pay over to Assignee all Rents and to continue to do so until otherwise notified by Assignee.

5. Assignee may take or release other security for the payment and performance of the Secured Obligations, may release any party primarily or secondarily liable and may apply any other security held by it to the satisfaction of the Secured Obligations, without prejudice to any of its rights under this Assignment.

6. Assignor agrees that it will, from time to time, upon demand by Assignee, deliver to Assignee an executed counterpart of each and every Lease then affecting the Property. Further, Assignor agrees that it will execute and record such additional assignments as Assignee may request covering any and all of the Leases. Those assignments shall be on forms approved by Assignee and Assignor agrees to pay all costs incurred in connection with the preparation, execution and recording of the assignments.

7. Assignor consents to the appointment of a receiver for the Property at Assignee’s request in the event of a Default, and agrees that the receiver may exercise the rights and powers contained in this Assignment and shall be entitled to the benefits conveyed to Assignee by this Assignment.

8. Assignor warrants to Assignee that Assignor has not executed any prior assignment of the Leases or Rents, nor has Assignor performed any act or executed any other instrument that might prevent or limit Assignee’s rights or operations under this Assignment. Assignor further warrants to Assignee that Assignor has not executed or granted any modification of any Leases, except as previously disclosed in writing.

9. Assignor agrees to observe and perform all the obligations imposed upon the lessor under the Leases and not to do or permit anything to be done to impair the security of the Leases. Assignor shall not, without Assignee’s prior written consent: (a) collect any of the Rents more than one month in advance of the time when the same shall become due (except in the case of security deposits); (b) execute any other assignment of lessor’s interest in the Leases or assignment of Rents; (c) alter, modify or change the terms of the Leases or give any consent or exercise any option required or permitted by the terms of the Leases; (d) cancel or terminate the Leases or accept a surrender of the same; or (e) consent to any assignment of or subletting under the Lease.

10. Wherever used in this Assignment, the singular shall include both the singular and plural and the use of any gender shall apply to all genders.

11. Nothing contained in this Assignment and no act done or omitted by Assignee pursuant to this Assignment shall be deemed to be a waiver by Assignee of any of its rights and remedies under the Note, Mortgage or other Loan Documents, Any rights and remedies under any other Loan Documents may be exercised by Assignee either prior to, simultaneously with, or subsequent to any action under this Assignment.

12. Any notice, demand or other instrument authorized or required to be given or furnished under this Assignment to Assignor or Assignee shall be given in the manner and effective at the time provided in the Mortgage.

13. The terms and conditions of this Assignment shall be binding upon Assignor and the successors and assigns of Assignor including all successors in interest in the Property, and shall inure to the benefit of Assignee and its successors and assigns.

14. All rights, powers and remedies provided in this Assignment may be exercised only to the extent that the exercise does not violate any law and are intended to be limited to the extent necessary so that they will not render this Assignment invalid or unenforceable. In the event that any provision contained in this Assignment shall be deemed invalid, illegal or unenforceable in any respect, the validity of the remaining provisions shall be in no way affected.

15. This Assignment shall be construed and interpreted in accordance with the laws of the State of Ohio.

16. ASSIGNOR WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS ASSIGNMENT, THE NOTE IT SECURES, THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREIN.

EXECUTED as of the date first written above.

SHOPSMITH, INC.

By: /s/ Robert L. Folkerth

Name: Robert L. Folkerth

Title: President & COO

STATE OF OHIO	)
) SS:
COUNTY OF MONTGOMERY	)

The foregoing instrument was acknowledged before me this 29th day of June 2004, by Robert L Folkerth, Pres. & COO of Shopsmith Inc., an Ohio corporation, on behalf of the corporation.

/s/ Cheryl A Griffith

Notary Public

This Instrument Prepared by:

Karen R. Adams, Esq.

Chemesky, Heyman & Kress P.L.L.

1100 Courthouse Plaza S.W.

Dayton, Ohio 45402